Exhibit 99.1

Scripps appoints Williams new lead director;
nominates Wall Street veteran to board seat

Feb. 1, 2018

CINCINNATI — The E.W. Scripps Co. (NYSE: SSP) has appointed former senior investment management executive Kim Williams as its lead director and nominated Lauren Rich Fine, an influential investment professional, to serve on the board.

Fine, 58, will stand for election by the Class A shareholders at Scripps’ annual shareholder meeting. Former Ashland Inc CFO Marvin Quin, who has served as lead director for five years, plans to retire from the board when his term ends in May.

Fine is a partner at wealth management firm Gries Financial LLC, where she helps drive business development and strategy and works with clients on their investment portfolios. She also has had a high-profile career in investment research, with expertise in the media industry, having served as managing director in equity research at Merrill Lynch in New York for nearly two decades. While there, she was named to the Institutional Investor All-American Research team, holding the No.1 position in her coverage universe for 11 years. More recently, she was an executive search consultant at Howard & O’Brien, focused on C-Suite and board searches. She has a Bachelor of Arts from Tufts University and an M.B.A. from the Stern School of Management at New York University.

Fine also serves on the boards or advisory boards of several start-ups companies and nonprofit organizations, is a member of NorthCoast Angel Fund and is a director on the ideastream board in Cleveland, a nonprofit organization that owns and operates the major public broadcasting stations there.

“Lauren Fine has been one of the most influential voices in media investing and the broader media industry ecosystem for decades and has a deep understanding of today’s public markets,” said Rich Boehne, chairman of the board. “In addition to her insights into media and the capital markets, Lauren has valuable expertise in high-growth companies, their key strategies, and the talent development that’s crucial for their success.”

Williams, 62, has more than 25 years of investment management experience, including serving as senior vice president, partner and associate director of global industry research at Wellington Management Co. LLP. She has served on the Scripps board since 2008.

Quin, 70, has served on the Scripps board since 2009. He spent most of his career at Ashland in a variety of executive roles.

Boehne, 61, who retired in August as Scripps president and CEO, will remain chairman.

About Scripps
The E.W Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including "Pickler & Ben," runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com